AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made the 14th day of April, 2011.

BETWEEN:

COALHUNTER MINING CORPORATION, a company incorporated under the laws of the Province of British Columbia and having its head office at Suite 507, 475 Howe Street, Vancouver, British Columbia, V6C 2B3

(“Coalhunter”)

OF THE FIRST PART

AND:

CARBON CREEK PARTNERSHIP, a partnership existing under the laws of Alberta between P. Burns Carbon Creek Coal Corporation and P. Burns Partners limited, having an office at Suite 620, 5920 Macleod Trail SW, Calgary, Alberta, T2H 0K2

(“Carbon Creek Partnership”)

OF THE SECOND PART

WHEREAS Coalhunter and Carbon Creek Partnership entered into the Carbon Creek Joint Venture Agreement dated June 15, 2010 (the “Agreement”);

AND WHEREAS the parties wish to amend the Agreement as set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	All capitalized terms used herein but not defined in this Amending Agreement have the meaning ascribed to them in the Agreement.

2.	Section 4.2(b) of the Agreement is deleted and replaced with the following:

“(b)

warrants entitling the Carbon Creek Partnership to acquire an additional two million (2,000,000) common shares of Coalhunter at forty cents ($0.40) per Coalhunter Share exercisable for a period of two (2) years from the later of (i) the completion of an initial public offering , subdivision, consolidation, capital reorganization, reclassification, merger, amalgamation, arrangement, sale, dissolution, liquidation or winding-up of Coalhunter or (ii) November 15, 2010 (the “Coalhunter Warrants”).”

3.	This Amending Agreement shall enure to the benefit of Coalhunter and Carbon Creek Partnership and their successors and assigns.

4.

Coalhunter and Carbon Creek Partnership hereby confirm that, except as set out in this Amending Agreement, the terms and conditions set out in the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

COALHUNTER MINING
CORP.
Per	/s/ Michael Hunter
Name	MICHAEL HUNTER
Title	PRESIDENT & CEO

CARBON CREEK
PARTNERSHIP, BY ITS
MANAGING PARTNER, P.
BURNS PARTNERS LIMITED
Per	/s/ P. Dean Burns
Name	P. DEAN BURNS
Title	DIRECTOR AND SECRETARY